EXHIBIT 99.1


                 HERSHEY FOODS TO INTRODUCE FIRST NUTRITION BARS
                WITH DR. BARRY SEARS' ZONE DIET SEAL OF APPROVAL


HERSHEY, Pa., February 9, 2004 - Hershey Foods Corporation and Dr. Barry Sears today announced plans to introduce the first-ever nutrition bars with the science-based nutritional benefits of the Zone Diet and the great taste consumers expect from Hershey. The products will be the first to carry the "Dr. Sears Zone Approval" seal and will be introduced during the third quarter.

 "Our new partnership with Dr. Sears is an outstanding match of Hershey's strong brand-building and business-system capabilities with his world-renowned dietary expertise," said Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods Corporation. "Together, we'll create innovative new products that deliver the superior nutritional benefits of his Zone Diet and the great taste consumers expect from Hershey. This is an exciting opportunity for us as we further expand our presence in the nutrition snack segment and work with Dr. Sears to meet the growing consumer demand for sound nutrition, convenience and a healthy lifestyle."

"Good nutrition is the foundation not only for feeling and performing at your best, but also for better health," said Dr. Barry Sears, Founder and President of Zone Labs. "The innovative products to be developed through this new partnership will provide a fusion of my Zone technology with the outstanding food technology expertise of Hershey Foods. Due to the unique formulation of these products, they will help stabilize blood sugar levels, which is the key to controlling hunger and thus keeping weight in a healthy range. I'm extremely proud to be associated with Hershey, a true leader in product innovation with an outstanding ability to deliver taste and convenience to the marketplace.

Building upon the science-based principles of my Zone Diet, we'll be able to give consumers both the great taste and balanced nutrition they want for a healthy lifestyle."

Dr. Sears is one of the world's leading experts on nutrition. A former research scientist at Boston University School of Medicine and the Massachusetts Institute of Technology, he holds 13 US patents in the areas of drug-delivery systems and dietary control of hormonal response. In 1995, he first published his insights into hormonal effects of food in his landmark book, THE ZONE, which became a New York Times #1 best seller. He since has published nine additional books on his Zone dietary technology, which have been translated into 22 languages in 40 countries. Zone Labs provides research and development support for Dr. Sears' effort to bring evidence-based nutrition products to consumers.

Hershey Foods Corporation (NYSE: HSY) is the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products. Some of the company's most popular products include Hershey's(R) chocolate and chocolate with almonds bars, Hershey's(R) Kisses(R) brand chocolates, Reese's(R) peanut butter cups, Jolly Rancher(R)and Twizzlers(R)candies, Hershey's(R)cocoa, and Hershey's(R) syrup. The company also is a market leader in the gum and mint category with such well-known brands as Ice Breakers(R), Breath Savers(R), and Bubble Yum(R).

Safe Harbor Statement
---------------------
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company's bad debt reserve; the Company's ability to implement improvements to reduce costs associated with its supply chain; and the Company's ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company's Form 10-Q for the quarterly period ended September 28, 2003, and Annual Report on Form 10-K for 2002.

Media Contact: Christine M. Dugan (717) 508-3238
Financial Contact: James A. Edris (717) 534-7556


                                                                 # # #